Exhibit (d)(11)(c)

TRANSAMERICA SERIES TRUST

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

AEGON USA INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of January 6, 2020 to the Sub-Advisory Agreement dated as of March 22, 2011, as amended, (the "Agreement") between Transamerica Asset Management, Inc. and Aegon USA Investment Management, LLC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

PORTFOLIOS	SUB-ADVISER COMPENSATION1
Transamerica Aegon High Yield Bond VP	0.35% of the first $20 million;
0.24% over $20 million up to $40 million;
0.19% over $40 million up to $125 million;
and
0.14% over $125 million2
Transamerica Aegon U.S. Government Securities	0.15% of average daily net assets
VP

Transamerica Multi-Managed Balanced VP	0.12% of the first $1 billion; and
0.05% over $1 billion3

1

2

3

As a percentage of average daily net assets on an annual basis.

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica High Yield Bond.

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Intermediate Bond, the portion of assets of Transamerica Balanced II, the portion of assets of Transamerica Multi-Managed Balanced, the portion of assets of Balanced Ret Opt and Bond Ret Opt, each separately managed accounts of Transamerica Life Insurance Company that are advised by Aegon USA Investment Management, LLC.

In all other respects, the Agreement dated as of March 22, 2011, as amended, is confirmed and remains in full force and effect.

[signature page follows]

The parties hereto have caused this amendment to be executed as of January 6, 2020.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

AEGON USA INVESTMENT MANAGEMENT, LLC

By:	/s/ Stephanie Phelps
Name:	Stephanie Phelps
Title:	CAO